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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-213626

PROSPECTUS

8,172,427 SHARES OF COMMON STOCK

        This prospectus relates to the potential resale from time to time by selling securityholders of our shares of common stock.

        This prospectus covers 8,172,427 shares of common stock issued to the selling securityholders. Of these shares, 5,601,000 shares were pursuant to Exchange Agreements, dated September 12, 2016, between Heritage Commerce Corp (the "Company") and each of the selling securityholders (the "Exchange Agreements"). Pursuant to the Exchange Agreements we issued shares of common stock of the Company to the selling securityholder in exchange for shares of the Company's preferred stock designated as Series C Convertible Perpetual Preferred Stock having a liquidation preference of $1,000 per share (the "Series C Preferred Shares"). Each Series C Preferred Share was exchanged for 266.66 shares of the Company's common stock. Pursuant to the Exchange Agreements, we agreed to file this resale registration statement covering the common stock. The selling securityholders initially invested in the Series C Preferred Shares, pursuant to that certain securities purchase agreement, dated June 18, 2010, between the Company and the selling securityholders. The additional 2,571,427 shares of common stock were issued to the selling securityholders upon the conversion of the Company's Series B mandatory Convertible Cumulative Perpetual Preferred Stock ("Series B Preferred Shares") also issued in the private placement and converted on September 16, 2010.

        The initial selling securityholders and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions.

        We will not receive any proceeds from the sale of securities by the selling securityholders.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "HTBK." On September 30, 2016, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $10.94 per share. You are urged to obtain current quotations of the common stock.

        Investing in our common stock involves a high degree of risk. See "RISK FACTORS" beginning on page 4 to read about factors you should consider before you make your investment decision.

        The securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by any Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2016.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"), using a "shelf" registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See "Where You Can Find More Information" for additional information.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the "Company," "we," "us," "our" or similar references mean Heritage Commerce Corp, and its subsidiaries, and references to "Heritage Bank of Commerce" means the Company's banking subsidiary and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K (including portions of our Proxy Statement for our Annual Meeting of Shareholders filed on April 20, 2016, to the extent specifically incorporated by reference in such Form 10-K)	Year ended December 31, 2015
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2016
Quarter ended June 30, 2016
Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	February 1, 2016, March 7, 2016, March 30, 2016, April 6, 2016, May 3, 2016, May 9, 2016, May 27, 2016, August 1, 2016, September 13, 2016
The description of our common stock set forth in the registration statement on Form 8-A12G and any amendment or report filed with the SEC for the purpose of updating this description	March 5, 1998

        In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K unless specifically incorporated herein), as well as proxy statements.

        The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Heritage Commerce Corp
Corporate Secretary
150 Almaden Boulevard
San Jose, California 95113
(408) 947-6900

        In addition, we maintain a corporate website, http://www.heritagecommercecorp.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any applicable supplement and the documents incorporated by reference into this prospectus may constitute certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Exchange Act. In addition, the Company and its management may make other written or oral communications from time to time that contain certain forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", "assume," "plan," "predict," "forecast" or similar expressions or variations. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision.

        Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management's expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management's expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the California, national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to the Company.

        Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus or documents incorporated by reference to reflect events after the time this prospectus is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

        Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings under the heading "Incorporation of Certain Documents By Reference," all of which are accessible on the SEC's website at http://www.sec.gov.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

THE COMPANY

        The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of June 30, 2016, we had consolidated total assets of approximately $2.38 billion, total loans of approximately $1.46 billion, total deposits of approximately $2.07 billion and shareholders' equity of approximately $257.5 million. We had had 268 full-time equivalent employees as of June 30, 2016.

        The Company provides a wide range of banking services through Heritage Bank of Commerce, its wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994.

        Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees. It operates through 11 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, Contra Costa and San Benito. Its market includes the headquarters of a number of technology based companies in the region commonly known as "Silicon Valley."

        Heritage Bank of Commerce lending activities are diversified and include commercial, real estate, construction and land development, consumer and Small Business Administration guaranteed loans. It generally lends in markets where it has a physical presence through its branch offices. Heritage Bank of Commerce attracts deposits throughout its market area with a customer-oriented product mix, competitive pricing and convenient locations. It offers a wide range of deposit products for business banking and retail markets. Heritage Bank of Commerce offers a multitude of other products and services to complement its lending and deposit services.

        On August 20, 2015, we completed the acquisition of Focus Business Bank ("Focus Bank"), which was merged into Heritage Bank of Commerce, for an aggregate transaction value of $66.6 million. We acquired from Focus Bank (based on fair value) total assets of approximately $438.8 million, loans (including loans held-for-sale) of $174.8 million, deposits of $405.1 million, Federal funds sold and deposits on other financial institutions of approximately $168.4 million, and investment securities of approximately $62.6 million, and one branch in San Jose, California. We issued approximately 5,456,713 shares of our common stock to Focus Bank shareholders, at an exchange ratio of 1.8235 shares of Heritage Commerce Corp common stock per Focus Bank share for a total value of $58.3 million. In addition, the Company paid cash to the Focus Bank holders of in-the-money stock options totaling $8.3 million.

        On November 1, 2014, Heritage Bank of Commerce acquired CSNK Working Capital Finance Corp, d/b/a "Bay View Funding" for approximately $22.5 million. Bay View Funding is a subsidiary of Heritage Bank of Commerce and provides business-essential working capital factoring financing to various industries throughout the United States.

        The Company's principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113, and our telephone number is (408) 947-6900.

        Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 3 of this prospectus.

REGULATION AND SUPERVISION

        As a bank holding company controlling Heritage Bank of Commerce, Heritage Commerce Corp is subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), and the rules and regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve and the SEC.

        Heritage Bank of Commerce is a California state-chartered bank. The lending, investment, and other business operations of the bank are governed by California and federal law and regulations and the bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. Heritage Bank of Commerce is subject to extensive regulation by the California Department of Business Oversight ("DBO"), the Federal Reserve and to a lesser extent by the Federal Deposit Insurance Corporation ("FDIC"), as its deposit insurer. The deposit accounts of Heritage Bank of Commerce are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

        These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the DBO, the FDIC, the Federal Reserve or through legislation, could have a material adverse impact on us, our operations and our shareholders.

        Because Heritage Commerce Corp is a holding company, its rights and the rights of its creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Heritage Commerce Corp may ourselves be a creditor with recognized claims against the subsidiary.

        In addition, dividends, loans and advances from Heritage Bank of Commerce to Heritage Commerce Corp are restricted by California and federal law.

        For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to the Company, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2015, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Company, rather than for the protection of securityholders.

SUMMARY OF THE UNDERLYING TRANSACTIONS

        On September 12, 2016, we entered into the Exchange Agreements with the selling securityholders, pursuant to which the selling securityholders each agreed to exchange its Series C Preferred Shares, for shares of Company common stock. Each Series C Preferred Share was exchanged for 266.66 shares of Company common stock for an aggregate of 5,601,000 shares. Immediately following the closing of the exchange transactions, no Series C Preferred Shares remained outstanding. On September 16, 2010, the Company's Series B Preferred Shares held by the selling securityholders were converted into 3,879,000 shares of common stock of which 2,571,427 shares remain unsold.

USE OF PROCEEDS

        We will not receive any proceeds from any sale of the securities by the selling securityholders.

 DESCRIPTION OF COMMON STOCK

        We are authorized to issue 60,000,000 shares of common stock, no par value. As of September 12, 2016, as a result of the exchange transactions discussed under "Summary of the Underlying Transactions" we had 37,908,022 shares of common stock issued and outstanding.

        Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

        The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor.

Voting Rights

        The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are entitled to cumulate their votes in the election of directors.

Liquidation

        In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

        Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Articles of incorporation, Our Bylaws and Federal and State Law Affecting Our Shareholders

        Our articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. Such provisions include a requirement that shareholder approval for any action proposed by the Company must be obtained at a shareholders meeting and may not be obtained by written consent. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

        Our bylaws provide that shareholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual meeting of the shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder's notice must be delivered to the corporate secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may restrict the ability of our shareholders to bring business before our annual meeting of shareholders or to make nominations for directors at our annual meeting or any special meeting of shareholders.

        The foregoing is qualified in its entirety by reference to our articles of incorporation and bylaws, both of which are on file with the SEC.

        Section 1203 of the Corporations Code of California includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing in control or management of the Company. If an "interested person" makes an offer to purchase the shares of some or all of our shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an "interested person" if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If after receiving an offer from such an "interested person" we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the "interested person" offer.

        Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DBO has approved such acquisition of control. A person would be deemed to have acquired control of the Company if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control the Company.

        The BHCA generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.

        The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.

Transfer Agent

        The transfer agent for our common stock is Wells Fargo Bank, N.A. Shareholder Services.

SELLING SECURITYHOLDERS

        When we refer to the "selling securityholders" in this prospectus we mean the persons listed in the table below. The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. We do not know when or in what amounts the selling securityholders may offer securities for sale. It is possible that the selling securityholders will not sell any or all of the shares offered under this prospectus.

        The selling securityholders initially acquired the securities covered by this prospectus on September 12, 2016 at the closings of the Exchange Agreements described above under "Summary of the Underlying Transactions." The selling securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the securities in any type of transaction as more fully described in "—Plan of Distribution."

        Except as set forth below under "—Board Rights of the Selling Securityholders," and other than with respect to the acquisition of the securities from us, the selling securityholders have not, or within the past three years has not had, any position, office, or other material relationship with us.

        As mentioned in "—Plan of Distribution," in offering the securities covered by this prospectus, the selling securityholders (and any brokers, dealers or agents that participate in the distribution of securities) may be deemed to be "underwriters" within the meaning of the Securities Act.

Board Rights of the Selling Securityholders

        In connection with the Company's June 2010 private placement, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively referred to herein as "Patriot") and Castle Creek Capital Partners IV, LP ("Castle Creek") obtained the right to representation on our Board of Directors (one for Patriot, collectively, and one for Castle Creek). Patriot and Castle Creek are each entitled to nominate one person to be elected or appointed to our board (and the board of directors of Heritage Bank of Commerce) subject to receipt of applicable regulatory approvals, satisfaction of all legal and governance requirements regarding service as a director of the Company and Heritage Bank of Commerce and the reasonable approval of the Governance and Nominating Committee of our board. So long as each of Patriot and Castle Creek (along with their affiliate funds) holds at least 4.9% of all outstanding shares of our common stock, the Company will be required to recommend to its shareholders the election of Patriot's and Castle Creek's Board representative at the Company's annual meeting of shareholders, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance and Nominating Committee and the board. Each of the board representatives may serve on any of the board committees, except the Audit Committee, so long as the board representative qualifies to serve on such committees under applicable rules of The NASDAQ Stock Market, bank regulatory guidelines, and the Company's corporate governance guidelines. For so long as Castle Creek and Patriot are entitled to a board representative but do not have a board representative serving on the board, these investors will be entitled to designate one board observer subject to applicable legal requirements. The rights to a board representative and board observer privileges are personal to Patriot and Castle Creek, respectively, and such rights are not transferable.

Securities Covered by this Prospectus Held by Selling Securityholders

        The following table sets forth the selling securityholders and their ownership of the securities to be offered pursuant to this prospectus.

        We do not know when or in what amounts the selling securityholders may offer common stock for sale. It is possible that the selling securityholders will not sell any or all of the common stock offered under this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such securities, we cannot estimate the number of shares of common stock that will be held by the selling securityholders after completion of the offering. For purposes of the table below, we have assumed that the selling securityholders would sell all of the common stock under this prospectus held by it and therefore would hold no securities following the offering and hold zero percentage of the securities following the offering, other than shares of common stock that the selling securityholder informed us that they acquired independently of the Exchange Agreements and which are not included for resale in this offering.

        The information set forth below is based on information provided by the selling securityholders.

Name of selling securityholder	Shares of Common Stock beneficially owned pre-offering(1)(2)	Maximum shares of Common Stock to be offered	Shares of Common Stock Owned Post Offering(2)(3)	Percentage of Outstanding Common Stock Owned After Offering(4)
Castle Creek Capital Partners IV, LP(5)(6)	3,763,225	3,738,925	24,300	*
Patriot Financial Partners, L.P.(7)(8)	3,784,351	3,780,649	3,702	*
Patriot Financial Partners Parallel, L.P.(7)	652,853	652,853	—	—

*
Less than 1%.

(1)
As of September 12, 2016.

(2)
Includes shares of common stock purchased or acquired other than offered pursuant to this prospectus.

(3)
Assumes that selling securityholders will sell all shares offered by it under this prospectus.

(4)
This number represents the percentage of common stock to be owned by the selling securityholder after completion of the offering based on the 37,908,022 shares of Company common stock outstanding on September 12, 2016.

(5)
Each of J. Mikesell Thomas, Mark Merlo, John Pietrzak and John Eggemeyer is a managing principal of Castle Creek Capital IV LLC, the sole general partner of Castle Creek Capital Partners IV, LP. Castle Creek Capital IV LLC, Mr. Thomas, Mr. Merlo, Mr. Pietrzak, and Mr. Eggemeyer each disclaim beneficial ownership of the common stock owned by Castle Creek Capital Partners IV, LP, except to the extent of their respective pecuniary interest in Castle Creek Capital Partners IV, LP. On May 26, 2016, the shareholders of the Company and Heritage Bank of Commerce elected Mr. Eggemeyer to their respective boards of directors.

(6)
Does not include 3,702 shares of restricted stock subject to vesting issued to Castle Creek Advisors IV, LLC ("Advisors IV") on behalf of John Eggemeyer as part of his compensation for services on the board. Also does not include 16,000 shares issuable upon the exercise of stock options granted to Advisors IV on behalf of John Eggemeyer as part of his compensation for serving on the board. Each of John Eggemeyer, J. Mikesell Thomas, Mark Merlo and John Pietrzak is a managing principle of Advisors IV. Each of Mr. Eggemeyer, Mr. Thomas, Mr. Merlo and Mr. Pietrzak disclaim beneficial ownership of the securities owned by Advisors IV, expect to the extent of their respective pecuniary interest therein.

(7)
Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Mr. Wycoff, Mr. Lubert and Mr. Lynch each disclaim beneficial ownership of the securities owned by the Funds, except to the extent of their respective pecuniary interest therein. On May 26,

  2016, the shareholders of Company and Heritage Bank of Commerce elected Mr. Wycoff to their respective boards of directors.

(8)
Includes 3,702 shares of restricted stock subject to vesting issued to the Patriot Funds on behalf of W. Kirk Wycoff as part of his compensation for serving on the board. Does not include 16,000 shares issuable upon the exercise of stock options granted to W. Kirk Wycoff as part of his compensation for serving on the board.

PLAN OF DISTRIBUTION

        We are registering the securities issued to the selling securityholders to permit the resale of these securities by the holders of the securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

        The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission; and in the case of a principal transaction a customary markup or markdown.

        In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling securityholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

        Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

        Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We will pay all expenses of the registration of the securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

        The validity of the shares of the securities offered by this prospectus will be passed upon for us by Buchalter Nemer, a professional corporation, Los Angeles, California.

EXPERTS

        The consolidated balance sheets of the Company as of December 31, 2015 and 2014, and related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of Heritage Commerce Corp's internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.